Exhibit 99

                                                            July 2, 1996

                   PUBLIC SERVICE ENTERPRISE GROUP ANNOUNCES
                     SALE OF ENERGY DEVELOPMENT CORPORATION

Public Service Enterprise Group (PSEG) announced today (July 2, 1996) that it intends to sell Energy Development Corporation (EDC), its nonregulated oil and gas exploration and development business, to Samedan Oil
Corporation, a subsidiary of Noble Affiliates, Inc., for $775 million.

E. James Ferland, PSEG's chairman of the board and chief executive officer, said Enterprise Diversified Holdings Incorporated (EDHI), the subholding parent company of PSEG's nonregulated businesses, has signed a definitive contract with Samedan and expects to close on the transaction by the end of July.

Ferland said the sale of EDC to Samedan is in line with PSEG's plans unveiled last December to pursue divestiture of the oil and gas business.

He said the sale of EDC is expected to result in a pre-tax gain of about $71 million, which will produce after-tax earnings of 8 cents per share of PSEG common stock, which will be recorded in the third quarter of 1996.

In addition, he said, cash proceeds from the sale will be used to pay down approximately $350 million of debt related to EDC. After the pay down of debt and payment of taxes, the net cash proceeds from the sale will be approximately $340 million.

Ferland said it is management's current intention to seek authorization from PSEG's Board of Directors to initiate a common stock repurchase program.

PSEG's decision to divest EDC stems principally from the belief, Ferland said, that the company has not been fully recognized in the value of PSEG's common stock. "Management concluded that shareholders would receive a greater benefit from the value derived from a divestiture of EDC," he said.

Ferland added that EDC is no longer a critical factor in PSEG's effort to provide energy solutions to customers. "With the advent of the energy futures markets, we can meet the full range of customer needs without owning large volumes of oil and gas," he said.

EDC is one of the largest independent exploration and production companies in the United States, with operations onshore in 13 states, offshore in the Gulf of Mexico, and in Argentina, Senegal, Tunisia and China. Samedan conducts exploration and production operations for Noble, which is also one of the nation's leading independent energy companies.